Exhibit 99.1

Pandora Appoints Naveen Chopra as Chief Financial Officer

OAKLAND, Calif.-February 27, 2017 - Pandora (NYSE:P) today announced that Naveen Chopra has joined the company as chief financial officer, effective February 28, 2017. Chopra will be responsible for Pandora’s finance, corporate development and strategy, investor relations, facilities and CIO functions and will report to Tim Westergren, founder and chief executive officer of Pandora. Mike Herring, who served as Pandora’s chief financial officer since March 2013 and assumed the role of president in March 2016, will continue to focus his attention on advertising and subscription growth.

“After a thorough and thoughtful search process, we are thrilled to welcome Naveen aboard,” said Westergren. “Naveen is a talented business leader whose deep knowledge and background in consumer-oriented technology companies make him the right choice as our new CFO. His impressive experience guiding financial strategy and execution at growing companies will serve Pandora well. I look forward to working closely with him as we continue to execute our strategy.”

Chopra has extensive experience advising companies on financial planning, investor relations, corporate development and strategic growth. He joined TiVo in 2003 and most recently served as the company’s interim chief executive officer from January 2016 until its acquisition by Rovi Corporation in September 2016. During his tenure at TiVo, Chopra guided the company through a critical financial and strategic transformation while building respected relationships with employees, investors, analysts and strategic business partners. From 2012 to 2016, Chopra served as chief financial officer and senior vice president of corporate development and strategy and was responsible for overseeing numerous strategic initiatives in addition to TiVo’s accounting, financial reporting, planning, tax and treasury functions.

“Pandora fundamentally changed the way we listen to music and continues to lead the way in reshaping the future of music for listeners, music makers and advertisers,” said Chopra. “It’s an exciting time to join the team and a unique opportunity to combine my passion for world-class consumer services and strategic and operational experience to help guide Pandora’s growth and deliver shareholder value. I look forward to working closely with Tim, Mike and the entire Pandora team.”

Chopra holds bachelor degrees in computer science and economics from Stanford University and an MBA from the Stanford Graduate School of Business. He currently serves as a member of the board of directors of Vonage Holdings Corp.

ABOUT PANDORA
Pandora is the world's most powerful music discovery platform - a place where artists find their fans and listeners find music they love. We are driven by a single purpose: unleashing the infinite power of music by connecting artists and fans, whether through earbuds, car speakers, live on stage or anywhere fans want to experience it. Our team of highly trained musicologists analyze hundreds of attributes for each recording which powers our proprietary Music Genome Project®, delivering billions of hours of personalized music tailored to the tastes of each music listener, full of discovery, making artist/fan connections at unprecedented scale. Founded by musicians, Pandora empowers artists with valuable data and tools to help grow their careers and connect with their fans.
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Dominic Paschel, 510-842-6960
Corporate Finance & Investor Relations

investor@pandora.com

or

Stephanie Barnes, 415-722-0883
Corporate Communications
sbarnes@pandora.com